Exhibit 16.1

[Deloitte & Touche LLP Letterhead]

April 29, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Atheros Communications, Inc.’s Current Report on Form 8-K dated April 27, 2009 and have the following comments:

1.	We agree with the statements made in Item 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP